UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 23, 2011

DRUGSTORE.COM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26137	04-3416255
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

411 108th Ave. NE, Suite 1400, Bellevue, Washington 98004

(Address of Principal Executive Offices, Including Zip Code)

(425) 372-3200

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On March 23, 2011, drugstore.com, inc., a Delaware corporation, entered into an Agreement and Plan of Merger with Walgreen Co., an Illinois corporation, and Dover Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Walgreens, pursuant to which Dover Subsidiary, Inc. will merge with and into drugstore.com with drugstore.com surviving as a wholly-owned subsidiary of Walgreens.

Pursuant to the terms and subject to the conditions of the merger agreement, at the effective time of the merger, each issued and outstanding share of common stock of drugstore.com, including all shares of restricted stock (whether or not vested), will be converted into the right to receive $3.80 in cash, without interest. In addition, outstanding and vested options and stock appreciation rights, in both cases that have exercise prices per share of less than $3.80, will be converted into the right to receive $3.80 in cash less the applicable exercise price, without interest. All other outstanding stock options and stock appreciation rights, and all unvested restricted stock units will be converted into options, stock appreciation rights and restricted stock units, as applicable, denominated in shares of Walgreens common stock based on formulas set forth in the merger agreement, with terms and conditions that are otherwise the same as those existing immediately prior to the consummation of the merger.

drugstore.com and Walgreens have agreed to customary representations, warranties and covenants in the merger agreement, including a “no-shop” provision prohibiting the solicitation of alternate transactions and a provision requiring drugstore.com’s board of directors to recommend that its common stockholders adopt the merger agreement. These provisions are subject to a “fiduciary-out” exception that, under certain circumstances and prior to the time that drugstore.com receives stockholder approval for the merger, permits the drugstore.com board to provide information and participate in discussions and negotiations with respect to unsolicited alternative acquisition proposals that constitute or are reasonably expected to lead to a superior proposal.

In addition, drugstore.com has also agreed to operate its business in the ordinary course of business, consistent with past practice and the terms of certain interim operating covenants, pending consummation of the merger. The merger agreement also contains certain termination rights for both drugstore.com and Walgreens, including for drugstore.com to enter into an agreement with respect to a superior proposal if drugstore.com’s board of directors determines that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties to drugstore.com’s stockholders under applicable law. Upon termination of the merger agreement under certain circumstances, drugstore.com would be required to pay Walgreens a termination fee of approximately $15.031 million.

Consummation of the merger is subject to customary conditions, including satisfaction of regulatory requirements and approval of the transaction by drugstore.com’s stockholders. The transaction is not subject to any financing condition. The boards of directors of each of drugstore.com and Walgreens have approved the merger and the merger agreement, and the parties anticipate that the merger will close by the end of June 2011.

The foregoing description of the merger agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, which is attached to this Current Report on Form 8-K as Exhibit 2.1 and incorporated herein by reference in its entirety. The merger agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about drugstore.com or Walgreens. In particular, the assertions embodied in the representations and warranties contained in the merger agreement are qualified by information in a confidential disclosure schedule provided by drugstore.com to Walgreens in connection with the signing of the merger agreement. This confidential disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between drugstore.com and Walgreens rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about drugstore.com or Walgreens.

Item 7.01	Regulation FD Disclosure

On March 24, 2011, drugstore.com and Walgreens issued a joint press release announcing the execution of the merger agreement. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference in its entirety.

On March 24, 2011, drugstore.com provided, or plans to provide, a presentation to employees, a notice to employees, a notice to customers, a customer Q&A and a notice to vendors, in each case, regarding the proposed merger. A copy of each document is furnished herewith as Exhibits 99.2, 99.3, 99.4, 99.5 and 99.6, respectively, and incorporated herein by reference in their entirety.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Agreement and Plan of Merger, dated as of March 23, 2011, by and among drugstore.com, inc., Walgreen Co., and Dover Subsidiary, Inc.

99.1	Joint press release, dated March 24, 2011

99.2	Employee Presentation, dated March 24, 2011

99.3	Notice to Employees, dated March 24, 2011

99.4	Notice to Customers, dated March 24, 2011

99.5	Customer Q&A, dated March 24, 2011

99.6	Notice to Vendors, dated March 24, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRUGSTORE.COM, INC.

By:	/s/ Yukio Morikubo
Yukio Morikubo Vice President, Strategy and General Counsel

Date: March 24, 2011

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 23, 2011, by and among drugstore.com, inc., Walgreen Co., and Dover Subsidiary, Inc.

99.1	Joint press release, dated March 24, 2011

99.2	Employee Presentation, dated March 24, 2011

99.3	Notice to Employees, dated March 24, 2011

99.4	Notice to Customers, dated March 24, 2011

99.5	Customer Q&A, dated March 24, 2011

99.6	Notice to Vendors, dated March 24, 2011